UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Consent Revocation Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Revocation Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CHEETAH NET SUPPLY CHAIN SERVICE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee previously paid with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY CONSENT REVOCATION STATEMENT DATED OCTOBER 27, 2026 — SUBJECT TO COMPLETION

CHEETAH NET SUPPLY CHAIN SERVICE INC.

8707 Research Drive

Irvine, California 92618

[•], 2026

To the Stockholders of Cheetah Net Supply Chain Service Inc.:

This consent revocation statement (including the appendices attached hereto, this “Consent Revocation Statement”) and the enclosed WHITE consent revocation card (the “WHITE Consent Revocation Card”) are being furnished by the board of directors (the “Board”) of Cheetah Net Supply Chain Service Inc., a Delaware corporation (“Cheetah Net,” “CTNT” or the “Company”), to the holders of outstanding shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and Class B common stock, par value $0.0001 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), in connection with the Board’s opposition to the solicitation of written stockholder consents (the “Takeover Time Consent Solicitation”) by Takeover Time 2026 LLC (“Takeover Time”), Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin (collectively, the “Takeover Time Group”). This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed or made available to stockholders on or about [•], 2026.

The purpose of the Takeover Time Consent Solicitation is to remove and replace your entire Board of Directors by written consent, without a meeting of stockholders. Takeover Time is soliciting your written consent to one integrated action, divided into three mutually conditioned proposals, that would (1) fix the number of directorships at five, (2) remove, without cause, all five of the Company’s current directors (and any director added before the action becomes effective, other than Takeover Time’s own nominees), and (3) elect Takeover Time’s five nominees to fill the resulting five directorships. None of the three proposals becomes effective unless all three are approved.

A consent in favor of the Takeover Time Proposals would be a consent to transfer control of your Board (and, through it, the direction of your Company) to a group organized only weeks ago that collectively holds a very small number of the Company’s shares and that has not demonstrated that its nominees or its plans would serve the interests of all stockholders in any way better than the current Board. Your Board takes seriously the subjects the Takeover Time Group has raised, including dilution, stock-price performance, the deployment of the Company’s cash, liquidity and the Company’s financial-reporting controls. This Consent Revocation Statement responds to those subjects directly and candidly, explains the Company’s strategy and the Board’s oversight, and sets out the Board’s plan to continue improving the Company’s performance, controls and governance.

YOUR BOARD OF DIRECTORS IS COMMITTED TO ACTING IN YOUR BEST INTERESTS, AND OPPOSES THE TAKEOVER TIME CONSENT SOLICITATION.

YOUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY CONSENT CARD SENT TO YOU BY THE TAKEOVER TIME GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED A CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD.

If you have already returned a consent card sent to you by the Takeover Time Group, you have every right to change your decision. You may revoke that consent at any time before the consents become effective by signing, dating and returning the enclosed WHITE Consent Revocation Card. Even if you have not returned a consent card, the Board urges you to submit the WHITE Consent Revocation Card to make your opposition known and to assist the Company in tracking the status of the solicitation. Because the Takeover Time Proposals can be adopted only if stockholders holding a majority of the voting power of the outstanding Common Stock affirmatively consent, a failure to act has the same practical effect as a revocation. Nonetheless, the Board urges you not to rely on inaction and to return the WHITE Consent Revocation Card today.

The record date for determining stockholders entitled to execute, withhold or revoke consents with respect to the Takeover Time Consent Solicitation is October 19, 2026 (the “Record Date”), which was the date the first written consent was delivered to the Company pursuant to the Takeover Time Group consent solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents. As of the Record Date, there were 1,332,087 shares of Class A Common Stock and 101,358 shares of Class B Common Stock outstanding and entitled to act by consent. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to fifteen votes on the Takeover Time Proposals.

If you have any questions about the consent revocation process or require assistance, please contact us, at (949) 740-7799 or by email at info@cheetah-net.com.

On behalf of your Board of Directors, thank you for your continued support.

By Order of the Board of Directors,

Huan Liu
Chief Executive Officer, Director, and Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION MATERIALS: You may obtain this Consent Revocation Statement and the Company’s other solicitation materials, without charge, on the SEC’s website at www.sec.gov, on the Company’s investor website at https://cheetah-net.com/, or by writing to the Company at 8707 Research Drive, Irvine, California 92618, Attention: Corporate Secretary.

This Consent Revocation Statement is dated [•], 2026 and is first being mailed or made available to stockholders on or about [•], 2026.

DESCRIPTION OF THE TAKEOVER TIME CONSENT SOLICITATION

As described in the Takeover Time Group’s definitive consent solicitation statement filed with the SEC on October 20, 2026, the Takeover Time Group is soliciting consents for one integrated written-consent action divided into three mutually conditioned proposals (collectively, the “Takeover Time Proposals”). None of the three proposals is intended to become effective unless all three are approved and capable of becoming effective as part of the same integrated action. A consent in favor of the Takeover Time Proposals would be a consent to remove and replace your entire Board of Directors.

Proposal 1 - Board Size (the “Board Size Proposal”). A proposal to amend Section 3.2 of the Company’s Bylaws so that, immediately before the removal and election actions become effective, the number of directors is fixed at five. The Takeover Time Group describes this proposal as a measure to make its five-seat replacement structure operative even if the Board changes the number of directorships before effectiveness.

The Board believes that the number of directors should be determined in accordance with the Company’s governing documents, applicable Delaware law, and the Company’s legitimate governance and oversight needs. Fixing the number of directors at five specifically to facilitate a simultaneous removal of the incumbent Board and election of the Takeover Time Group’s nominees is not, in the Board’s view, a sufficient basis for adopting the proposed amendment.

The Board Size Proposal is not an independent governance measure. It is expressly conditioned on the Group’s proposals to remove the Company’s five incumbent directors and elect five replacement nominees. Taken together, the proposals are designed to effect a complete change in the composition of the Board through a single written-consent action. Stockholders should therefore evaluate the Board Size Proposal in the context of the entire proposed Board replacement, including the qualifications, experience, independence and strategic objectives of the proposed nominees.

The Company’s Bylaws currently provide for a Board consisting of between one and nine directors, with the number determined in accordance with the applicable provisions of the Bylaws. The Board believes that retaining the flexibility permitted by the Company’s governing documents is important to ensuring that the Board’s size and composition appropriately reflect the Company’s business, financial reporting, internal-control, capital-allocation and strategic oversight requirements.

The Board also believes that a proposed change to the Company’s governance structure should be evaluated on its own merits, rather than adopted solely as a procedural step to facilitate a contested change in Board composition. Stockholders should carefully consider whether the proposed amendment advances the long-term interests of the Company and all its stockholders, particularly when the amendment is linked to the immediate removal of every incumbent director.

The Board recognizes that stockholders have rights under the Company’s governing documents and applicable Delaware law, including statutory rights relating to written consents. The Board’s recommendation against this proposal is not intended to diminish those rights. Rather, the Board believes stockholders should assess whether the proposed amendment is appropriate and beneficial to the Company, taking into account the integrated nature of the Takeover Time Group’s solicitation and the responsibilities the proposed Board would be expected to assume.

For these reasons, the Board of Directors urges that stockholders carefully consider the consequences of the Board Size Proposal and revoke any consent, and decline to consent to the board size proposal.

THE BOARD OF DIRECTORS URGES THAT YOU REVOKE ANY CONSENT, AND DECLINE TO CONSENT, TO THE BOARD SIZE PROPOSAL.

Proposal 2 - Removal of the Current Directors (the “Removal Proposal”). A proposal to remove, without cause, each of the Company’s five current directors (namely Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng) and any other person (other than a Takeover Time nominee) who is added to the Board after the date of the Takeover Time Group’s definitive consent statement and before the integrated action becomes effective.

Takeover Time Group has proposed removing, without cause, each of the Company’s five incumbent directors (namely Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng) and any other director added to the Board before the proposed integrated action becomes effective, other than a Takeover Time nominee.

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The Removal Proposal would eliminate the entire incumbent Board in a single action, rather than permit stockholders to evaluate Board composition and individual director performance through a more targeted process. The Board believes that such a wholesale replacement should not be undertaken without careful consideration of the Company’s current circumstances, the qualifications and independence of the proposed replacement directors, as further discussed below, and the potential consequences for the Company’s governance and oversight responsibilities.

The Company’s Board is responsible for overseeing management, financial reporting, internal controls, capital-raising activities, contractual obligations and strategic initiatives. These responsibilities are particularly important given the Company’s ongoing financial reporting and internal-control remediation efforts, its financing arrangements, its material receivables and its pending or recently undertaken strategic transactions. Replacing all incumbent directors simultaneously could disrupt the continuity of Board oversight during a period in which informed and consistent supervision of these matters is important.

The Board acknowledges the concerns raised by the Takeover Time Group and have given appropriate attention and oversight to those matters. However, the existence of these challenges does not, by itself, establish that removing every incumbent director is the best course of action for the Company and its stockholders. The Board believes that stockholders should consider the Company’s specific circumstances and the available alternatives before supporting a complete change in Board composition.

The Removal Proposal must also be evaluated together with the Group’s related proposals to fix the Board at five directors and elect its five nominees. Accordingly, a vote in favor of removal is not merely a vote concerning the tenure of the incumbent directors; it is part of a coordinated action intended to transfer Board control to the Takeover Time Group’s nominees. Stockholders should consider the proposed replacement directors’ qualifications, relevant public-company board experience, financial and accounting expertise, independence, potential conflicts and proposed approach to the Company’s existing contractual and strategic commitments before supporting that change.

The Board recognizes that stockholders possess rights under the Company’s governing documents and applicable law, including rights to seek director removal where the relevant legal requirements are satisfied. The Board’s recommendation against this proposal is not intended to diminish those rights. Rather, the Board believes that stockholders should make an informed decision, as further discussed below, based on the interests of the Company as a whole and the long-term interests of all stockholders.

THE BOARD OF DIRECTORS URGES THAT YOU REVOKE ANY CONSENT, AND DECLINE TO CONSENT, TO THE REMOVAL PROPOSAL.

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Proposal 3 - Election of the Takeover Time Nominees (the “Election Proposal”). A proposal to elect Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin to fill the five directorships, immediately after Proposals 1 and 2 become effective.

The election of directors is one of the most important decisions stockholders make. Directors are responsible for overseeing management, financial reporting, internal controls, capital allocation, financing activities, contractual commitments, regulatory compliance and the Company’s long-term strategic direction. The Board believes that any proposed change in its entire composition should be supported by a compelling case that the proposed directors, considered collectively, are appropriately qualified to discharge these responsibilities in the best interests of the Company and all its stockholders.

The Takeover Time Group’s proposal would replace the entire incumbent Board with five nominees who do not currently serve as directors of the Company and do not seem to have any familiarity with the Company’s business, operations or industry. The Board believes that stockholders should carefully evaluate each nominee’s relevant public-company board experience, financial and accounting expertise, understanding of SEC reporting obligations, familiarity with Nasdaq governance requirements, and ability to oversee the Company’s financial reporting, internal-control remediation and complex commercial and financing arrangements.

The nominees’ disclosed backgrounds include investment activities, real-estate-related businesses, nonprofit and civic governance, clinical research and academic economics. These experiences may provide useful perspectives. However, stockholders should assess how the nominees’ collective experience would translate into effective oversight of a Nasdaq-listed company with the Company’s particular financial, reporting, financing and operational requirements. Relevant questions include whether the proposed Board would have sufficient expertise to oversee the Company’s financial statements and internal controls, evaluate financing and dilution, monitor significant receivables, assess material acquisitions and enforce contractual rights, and maintain compliance with applicable SEC and Nasdaq requirements.

The Board also believes that stockholders should consider the proposed Board’s committee structure and the qualifications required for audit committee service. The Takeover Time Group’s definitive consent statement does not identify proposed committee assignments and does not identify any nominee as an audit committee financial expert. Although these matters could be addressed following an election, stockholders should consider whether the proposed directors are prepared to establish an effective oversight structure promptly and satisfy the applicable independence and qualification requirements.

The Election Proposal cannot be considered in isolation. It is expressly conditioned on the proposals to fix the number of directors at five and remove all incumbent directors. Accordingly, approval would form part of a coordinated transaction transferring control of the Board to the Takeover Time Group’s nominees. Stockholders should evaluate the proposed nominees’ qualifications and the Group’s intended approach to management, financing arrangements, the Company’s material receivables and strategic transactions as part of that broader decision.

If the Election Proposal were approved and became effective, the new directors would owe fiduciary duties to the Company and its stockholders and would be required to exercise independent judgment. Their decisions concerning management, financing arrangements, acquisitions, receivables and other material matters would remain subject to applicable law, contractual obligations and those fiduciary duties. Stockholders should therefore distinguish between the Takeover Time Group’s stated intentions and the actions that a newly constituted Board could lawfully and appropriately take after independently evaluating the relevant circumstances.

THE BOARD OF DIRECTORS URGES THAT YOU REVOKE ANY CONSENT, AND DECLINE TO CONSENT, TO THE ELECTION PROPOSAL.

Because the three proposals are mutually conditioned, the defeat or revocation of any one of them prevents the entire integrated action from taking effect. The Board urges you to revoke your consent to, and to decline to consent to, all three Takeover Time Proposals. The reasons for the Board’s recommendation are described under “Recommendation of the Board of Directors and Reasons for the Recommendation.”

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BACKGROUND OF THE TAKEOVER TIME CONSENT SOLICITATION

The following chronology summarizes the principal events relating to the Takeover Time Consent Solicitation. Certain dates and details will be completed or updated in the definitive materials and are based on the Company’s records and the Takeover Time Group’s public filings.

• On October 1, 2026, Takeover Time publicly filed a preliminary consent solicitation statement on Form PREC 14A with the SEC, disclosing its proposed effort to remove and replace the Company’s five-member Board through written stockholder consent.

• On October 1, 2026, the Company received by email from Ms. Ovsepyan a demand under Section 220 of the DGCL for stockholder-list and other records, together with a request that the Board fix a record date for the contemplated consent solicitation.

• On October 7, 2026, the Company entered into a securities purchase agreement with Huan Liu, the Company’s Chairman and Chief Executive Officer, providing for the purchase of 100,000 shares of Class B Common Stock at $3.30 per share, for aggregate proceeds of $330,000. The transaction closed on October 9, 2026. The business purpose, approval and effects of this transaction are described under “Recommendation of the Board of Directors and Reasons for the Recommendation — The Board’s Response to the Matters Raised by Takeover Time — October 2026 Class B Issuance.”

• On October 8, 2026, Takeover Time filed a revised preliminary consent solicitation statement on Form PRRN 14A with the SEC.

• On October 15, 2026, Takeover Time issued soliciting material in the form of a press release concerning its proposed solicitation.

• On October 15, 2026, the Company issued a press release acknowledging the revised preliminary consent solicitation statement and stating, among other things, that the Board takes seriously its responsibility to protect the interests of all stockholders; that stockholders deserve transparent financial reporting, effective internal controls, disciplined capital allocation and independent oversight of significant financial and strategic decisions; that stockholders should have the opportunity to evaluate the qualifications, independence, experience and proposed priorities of all candidates before deciding how to respond to the solicitation; and that stockholders should review the Company’s SEC filings and any subsequent definitive solicitation materials carefully before taking action.

• On October 16, 2026, Takeover Time issued additional soliciting material responding to the October 15, 2026 statement by the Company.

• Ms. Ovsepyan has also commenced litigation against the Company and Mr. Liu in the Delaware Court of Chancery relating to the October Class B issuance, and a separate summary proceeding under Section 220 of the DGCL, each of which is described under “Certain Litigation.”

• On October 19, 2026, the first signed written consent by Ms. Ovsepyan herself was delivered to the Company’s principal executive offices in Irvine, California, which set October 19, 2026 as the statutory record date of the consent solicitation by the Takeover Time Group pursuant to DGCL Section 213(b).

• On October 20, 2026, Takeover Time field the definitive consent solicitation statement on Form DEFC 14A with the SEC.

• On October 27, 2026, the Company filed this preliminary Consent Revocation Statement on Form PREC 14A with the SEC.

The Company’s approach to engagement. The Company will describe the Board’s consideration of the concerns raised in Takeover Time Group’s solicitation. After considering the subjects the Takeover Time Group has raised, the Board concluded that the removal and replacement of the entire Board by written consent is not in the best interests of the Company or its stockholders as a whole. The Board’s rationales are described in this Consent Revocation Statement. The Board has endeavored to use verified dates and documentary support in this Consent Revocation Statement and to identify accurately where the Company’s account differs from the Takeover Time Group’s. Statements in the Takeover Time Group’s filings are the statements of the Takeover Time Group; where this Consent Revocation Statement describes those filings, it does so to respond to them and not to adopt them.

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RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE RECOMMENDATION

Your Board unanimously opposes the Takeover Time Consent Solicitation and urges that you reject each of the Takeover Time Proposals, decline to sign any consent card sent to you by the Takeover Time Group, and return the WHITE Consent Revocation Card. The reasons for the Board’s recommendation are set forth below: the Company has a defined strategy; the current Board has the qualifications, independence and oversight processes to execute the Company’s strategy; the challenged decisions have business explanations the Board addresses candidly; the Takeover Time Group has not demonstrated that replacing the entire Board would better serve all stockholders; and the Takeover Time Group has not demonstrated a sufficient understanding of the Company’s business or a credible commitment to advancing its long-term interests for the benefit of all stockholders.

A. The Company Has a Defined Strategy and a Plan to Build Stockholder Value.

The Company has a defined strategy, and your Board and management are executing it. Cheetah Net is a provider of logistics and warehousing services. The Company historically conducted a parallel-import vehicle business, sourcing vehicles in the United States for resale in the People’s Republic of China (the “PRC”). As conditions in that market deteriorated along with overall macroeconomic impacts, the Board determined that the business no longer had a sustainable path forward and, on March 3, 2025, formally approved its discontinuation. The Company has since repositioned around the transportation of goods between the United States and the PRC and the build-out of a broader supply-chain and trading platform.

A central step in that repositioning was the Company’s acquisition of Super International Trading Limited (“Super International”), a Hong Kong company engaged in the procurement and sale of excavators and construction machinery, conducting purchase and resale transactions with equipment suppliers and export-oriented trading customers. The Company entered into the share transfer agreement on April 16, 2026 with Mr. Leyan Yang, a non-U.S. individual, pursuant to which the Company agreed to acquire from Mr. Yang 100% of the issued and outstanding shares of Super International, and completed the acquisition on May 27, 2026 for aggregate cash consideration of approximately $4.98 million, with Super International becoming a wholly owned subsidiary. The addition of this business expands the Company’s service offerings and complements its existing logistics and warehousing operations by creating potential opportunities for integrated equipment trading, transportation, and warehousing services. The transaction includes a three-year post-closing revenue commitment (annual revenue of Super International of not less than $10 million, with a cash-compensation mechanism for any shortfall) and a five-year performance incentive, which terms are designed to align the seller with the Company and to protect the value of the Company’s investment. The acquisition is intended to diversify the Company’s revenue, add an established trading business and create commercial synergies with the Company’s logistics and warehousing operations.

The Company took a further step in its diversification strategy through the acquisition of JoyPak Supply LLC (“JoyPak”), a Nevada limited liability company primarily engaged in the sale of consumer, beauty, personal care and other everyday-use products. On September 15, 2026, the Company entered into a Membership Interest Purchase Agreement with Newland Asset Management LLC and Redwing Capital LLC to acquire all of JoyPak’s then issued and outstanding membership interests for aggregate cash consideration of $788,000. The acquisition closed on October 7, 2026, with JoyPak becoming a wholly owned subsidiary. The acquisition broadens the Company’s product offerings beyond industrial equipment into consumer product categories and is intended to diversify its revenue streams and support its long-term growth strategy. The Company believes that adding a consumer-products business also creates potential opportunities to leverage its existing logistics and warehousing capabilities in support of product distribution and fulfillment.

The Company’s strategy rests on three pillars: (1) developing its logistics and warehousing operations as the operational backbone of a cross-border supply chain between the United States and the PRC; (2) growing the industrial-equipment and international-trading business acquired through Super International and expanding its business in the sale of consumer, beauty, personal care and other everyday-use products through the acquisition of JoyPak; and (3) pursuing disciplined, synergy-driven acquisitions and commercial relationships that diversify revenue and improve margins.

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The Company’s strategic transition reflects a deliberate course of action under your Board’s leadership. Having evaluated the challenges facing the Company’s historical parallel-import vehicle business, the Board approved its discontinuation and directed the Company’s resources toward developing complementary logistics, warehousing and trading operations. The acquisitions of Super International and Joypak are central components of that strategy, adding an established equipment-trading business with potential opportunities to integrate procurement, transportation and storage services. The negotiated revenue commitment and performance incentive further reflect the Board’s focus on aligning the seller’s interests with the Company’s objectives and protecting the value of its investment. Your Board understands the rationale for this transition, the capabilities needed to execute it and the risks that must be managed. It remains committed to overseeing management’s execution, evaluating operating results and adjusting the Company’s approach as circumstances warrant. The Board believes that continued execution of this defined strategy under experienced leadership offers a stronger foundation for long-term stockholder value than replacing the entire Board at this important stage.

B. The Current Board Has the Qualifications, Independence and Oversight Processes to Execute the Strategy.

Your Board is currently composed of five directors, three of whom are independent under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) and the applicable rules of the SEC. The directors bring a combination of operating, legal, financial and Company-specific experience relevant to executing the Company’s strategy and overseeing management. The following summarizes the current directors’ principal qualifications and oversight roles; additional biographical information appears under “Information About the Current Directors of the Company.”

Director	Key qualifications	Oversight responsibilities
Huan Liu	Founder of the Company; Chief Executive Officer and Chairman since 2016; extensive experience in real estate, private equity, and car imports and exports and public-company leadership.	Chairman; Chief Executive Officer; interim Chief Financial Officer; day-to-day management and execution of strategy, subject to Board oversight.
Xianggeng Huang	More than two decades of board leadership in the mechanical and electrical equipment industry and prior managerial roles at the local Chinese branches of leading global elevator manufacturers.	Director; industry and operations perspective relevant to the Super International industrial-equipment business.
Xiangan Ruan (independent)	Senior partner at a major law firm with expertise in business law; EMBA from Peking University.	Independent director; Chair of the Nominating and Corporate Governance Committee; member of the Audit and Compensation Committees.
Huiping (Catherine) Chen (independent)	Investment and sales/marketing leadership experience, including an investment-director role and marketing roles at multinational companies.	Independent director; Chair of the Compensation Committee; member of the Audit and Nominating and Corporate Governance Committees.
Huibo Deng (independent)	Ph.D. in finance from Renmin University of China; academic and finance-industry background; determined by the Board to be an audit committee financial expert.	Independent director; Chair of the Audit Committee; member of the Compensation and Nominating and Corporate Governance Committees.

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How the Board supervises management. The Board discharges its responsibilities directly and through three standing committees like many public companies (namely Audit, Compensation, and Nominating and Corporate Governance) each composed entirely of the Company’s three independent directors and each acting under a written charter. The Audit Committee, chaired by Mr. Deng (the Board’s designated audit committee financial expert), oversees the Company’s financial reporting, the integrity of its financial statements, the engagement of its independent auditors and the Company’s remediation of its disclosed control deficiencies. Significant investments, acquisitions and financings are subject to Board review and approval in accordance with the Company’s governing documents and applicable law, with management reporting to the Board and the Audit Committee and the Board engaging outside legal, accounting and financial advisers where appropriate.

Independent oversight. A majority of the Board is independent, and the Company’s three standing committees are composed solely of those independent directors. Our independent directors collectively bring expertise in law, investment, marketing and finance, providing a broad foundation for effective oversight and informed guidance of the Company’s business and strategic direction. The independent directors review and test management’s recommendations (including strategic corporate actions and capital-raising activities), oversee the Company’s related-party-transaction procedures, and are responsible for the safeguards that address the current concentration of executive and financial-reporting responsibilities in the Chairman and Chief Executive Officer following the resignation of the Company’s former Chief Financial Officer (discussed below).

Accountability. The Board does not ask stockholders to accept its decisions on faith. In the discussion that follows, the Board addresses each of the matters the Takeover Time Group has raised, explains the business context and the oversight applied to the challenged transactions, candidly states their current status and outcomes and describes the actions the Board is taking in response.

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C. The Board’s Response to the Matters Raised by Takeover Time.

The Takeover Time Group’s stated reasons for seeking to replace the Board concern the Company’s 2026 equity issuances and reverse stock splits, its disclosed financial-reporting control deficiencies, the concentration of the Chairman, Chief Executive Officer and interim Chief Financial Officer functions in Mr. Liu, certain third-party lending and investment arrangements (including a receivable arising from a terminated investment through Shanghai Kesheng Investment Management Co., Ltd.), and the October 2026 issuance of Class B Common Stock to Mr. Liu. The Board addresses each subject below. For each matter, the Board describes the concern raised, the factual context, the business rationale and oversight applicable to the decision, the current status and outcome, and the Board’s next steps.

Equity Financings and Dilution.

During 2026, the Company raised capital through equity financings to fund its strategic transition, acquisitions and working-capital needs. These financings also enabled the Company to maintain liquidity and financial flexibility to pursue future acquisitions, develop new business opportunities and address anticipated funding needs. In a private placement, the Company entered into stock purchase agreements in a private placement on January 27, 2026 for the sale of an aggregate of 1,115 shares of Class A Common Stock on a post-reverse split basis (or 33,450,000 shares of Class A Common Stock then on a pre-reverse-split basis) for gross proceeds of approximately $40.14 million. That private placement closed on February 12, 2026. The Company also sold 18,500    shares of Class A Common Stock (on a post-reverse split basis) for an aggregate net proceeds of $31,053,973.36 under an at-the-market program pursuant to a sale agreement AC Sunshine Securities LLC on March 31, 2026, which was later terminated on June 26, 2026. On August 21, 2026, the Company entered into a new sales agreement with Pacific Century Securities, LLC under which it may offer and sell Class A Common Stock with an aggregate offering price of up to approximately $35.28 million. As of the date hereof, the Company had sold approximately 1,312,334 shares of Class A Common Stock (on a post-reverse-split basis) under that program. The at-the-market offering structure provides the Company with flexibility to sell shares from time to time at prevailing market prices, adjusting the timing and amount of sales to its capital needs, stock price and trading volume, including taking advantage of periods of stronger market demand. Maintaining this flexibility allows the Company to raise capital incrementally as market conditions permit and build reserves for future business initiatives, rather than wait until funding is immediately required.

The Board acknowledges that these issuances were substantial and were dilutive to existing holders of Class A Common Stock. In evaluating and approving these financings, the Board considered the dilutive effects alongside the benefits of strengthening the Company’s financial resources and supporting operational opportunities intended to create long-term stockholder value. The Board believes that access to equity capital was necessary to fund the Company’s transition following the discontinuation of the parallel-import vehicle business, to complete the Super International and JoyPak acquisitions and to provide working capital and liquidity, and that the financings were undertaken at prevailing market terms.

Date	Instrument	Gross / net proceeds	Intended use	Actual deployment	Remaining proceeds
January 27 – February 12, 2026	Regulation S private placement (1,115 post-split shares of Class A Common Stock)	~$40.14 million gross/ $40.14 million net	General corporate purposes, including potential acquisitions or strategic investments, working capital and other operating expenses.	$40.14 million in deposit for investment	nil
March 31, 2026 (terminated June 26, 2026)	At-the-market program (18,500 post-split shares of Class A Common Stock)	$34,719,787 gross/ $30,947,851 net	General corporate purposes, including potential acquisitions or strategic investments, working capital and other operating expenses.	$3.5 million acquisition of Super International; $25.5 million short-term loans; working capital	$1.9 million
August 21, 2026 – present	At-the-market program (1,312,334 post-split shares of Class A Common Stock as of the date hereof)	$14,249,649 gross/ $12,661,882 net	Working capital, general corporate purposes and strategic initiatives, including potential acquisitions, investments and collaborations.	working capital $2.5 million; $0.8 million acquisition of JoyPak Supply LLC.	$9.4 million

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Reverse Stock Splits.

The Company effected a 1-for-200 reverse stock split in April 2026 and a further 1-for-150 reverse stock split that became effective in September 2026. As explained in the Company’s February and July 2026 information statements, the reverse stock splits were intended to increase the per-share trading price of the Class A Common Stock to support compliance with Nasdaq’s $1.00 minimum bid price requirement, encourage broader investor interest and potentially improve liquidity, and help attract and retain employees. The Board noted that certain brokerage firms and institutional investors restrict or discourage investments in low-priced securities, potentially limiting the pool of investors willing or able to purchase the Company’s shares.

The Company’s disclosures identified relevant considerations in determining the timing and ratios of the reverse stock splits, including historical and prevailing stock prices and trading volume, expected price stability following a split, continued-listing requirements, potential effects on marketability and liquidity, and general market conditions. The authority to select the ratios and timing was intended to allow the Board to respond to changing market conditions. Each reverse stock split applied proportionately to both classes of Common Stock and, except for adjustments resulting from the treatment of fractional shares, did not itself change stockholders’ percentage ownership interests.

Maintaining the Company’s Nasdaq listing is important to the Company’s long-term prospects, visibility and reputation among investors and potential business partners, access to capital and potential business opportunities, and stockholders’ ability to trade their shares in an established public market. Accordingly, the Board viewed the reverse stock splits as proactive measures to support compliance with Nasdaq’s continued-listing requirements and preserve the benefits of that listing for the Company and its stockholders. The Board recognizes that reverse stock splits do not, by themselves, improve the Company’s underlying enterprise value or guarantee a sustained increase in its stock price or continued compliance. Nevertheless, the Board believes that monitoring listing requirements and taking timely action to address compliance risks are important aspects of responsible corporate governance and oversight, supporting the Company’s ability to pursue its business strategy and long-term objectives. The Board’s plan to address the underlying business and financing challenges for the Company is further described under “The Board’s Forward Plan for Improvement and Accountability.”

Disclosure Controls and Internal Control Weaknesses.

The Board does not minimize this issue. On the opposite, the Board has always taken this issue with utmost priority and has been guiding the Company to gradually improve its control protocols. In its Annual Report on Form 10-K for the year ended December 31, 2025, management reported ineffective disclosure controls and internal control over financial reporting, identifying weaknesses in inadequate segregation of duties consistent with control objectives in then newly acquired Edward and TWEW, formal policies and procedures at TWEW, and financial-reporting risk assessment. Management disclosed that it had begun implementing remediation measures, with planned actions including coordination with operating teams on the control environment, assessment of staff expertise, and development and monitoring of financial-reporting policies and procedures. The Company’s Audit Committee consists entirely of independent directors and is chaired by Huibo Deng, a designated audit committee financial expert.

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The Company subsequently disposed of Edward on April 1, 2026. Although Edward is therefore no longer part of the Company’s ongoing operations, that disposition does not, by itself, establish that the Company’s remaining control weaknesses have been remediated. TWEW remains a subsidiary of the Company as it is engaged in logistics and labor services to strengthen the Company’s position in the logistics sector. The Company’s Forms 10-Q for the quarters ended March 31 and June 30, 2026 continued to report ineffective disclosure controls and procedures, noting that no changes during the respective quarters that materially affected, or were reasonably likely to materially affect, internal control over financial reporting.

Smaller companies can face practical challenges in establishing appropriate segregation of duties and maintaining sufficient specialized accounting personnel, particularly when integrating acquired businesses that are not listed companies. These challenges provide context for the work required, although they do not diminish the Company’s responsibility to maintain effective controls. Meaningful remediation requires sustained attention, appropriate personnel and resources, and sufficient time to implement controls and evaluate whether they operate effectively. The continued disclosure of ineffective controls therefore should not, standing alone, be equated with neglect or an absence of remediation efforts by the Company or your Board.

The Board believes that the appropriate response is disciplined implementation of the remediation program, continued scrutiny of management’s execution, and candid reporting of unresolved deficiencies. Stockholders should assess the Board’s oversight by reference to those responsibilities and the evidence of its performance. The existence of material weaknesses warrants accountability, but does not, by itself, establish that replacing the entire Board would accelerate remediation or improve financial-reporting oversight. The Board believes that continuity through the current independent Audit Committee, combined with sustained attention to remediation and appropriate financial expertise, provides a sound basis for addressing these issues.

Third-Party Lending and Concentration of Corporate Assets.

The Takeover Time Group has questioned the Company’s extensions of credit or advances to third parties, including on an unsecured basis. As disclosed in the Company’s June 30, 2026 Form 10-Q, the Company had these loans to generate interest income with third parties. Outstanding loans receivable totaled approximately $29.5 million as of September 30, 2026, comprising approximately $22.8 million owed by Hongkong Sanyou Petroleum Co Limited, $6.7 million owed by Asia Finance Investment Limited. As of the date hereof, there has not been any overdue amounts. The Company deployed these funds to earn interest while managing anticipated operating and strategic funding needs. Before approving the loans, the Company conducted due diligence and evaluated the borrowers’ financial condition, repayment capacity and repayment history, the proposed terms, and the effect of the loans on available liquidity of the Company. The Company determined that unsecured lending was appropriate because based on its overall credit risk assessment and prior positive lending experience with the borrowers. The Company’s management actively tracks the principal and interest due dates, reviews any overdue amounts, periodically assesses the borrowers’ financial conditions and repayment capacity, escalating any collection concerns to the Chief Executive Officer/Interim Chief Financial Officer and/or the Board.

The Board recognizes that interest-bearing loans involve credit and liquidity risks and that concentration in a small number of borrowers increases exposure to an individual borrower’s financial condition. Prior repayments are relevant to evaluating a lending relationship,but do not guarantee future recovery, and contractual interest income should not be confused with cash collected. Accordingly, the merits of these transactions depend on the borrowers’ ability to repay, the adequacy of the Company’s credit assessment and monitoring, and whether the expected returns justify the risks relative to retaining cash or deploying it elsewhere. The Board believes that stockholders should evaluate these arrangements by reference to those considerations and the actual repayment record, rather than regard the absence of collateral, standing alone, as establishing that the transactions lacked a legitimate corporate purpose.

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The Takeover Time Group’s proposal does not identify a specific deficiency in the Company’s administration or the Board’s oversight of these loans or explain how replacing the entire Board with their nominees would improve recoveries. Nor has the Takeover Time Group demonstrated that seeking early repayment would produce additional collections or a better economic outcome for the Company. The Board remains actively engaged in overseeing management’s monitoring of outstanding loans, repayment status and the Company’s contractual rights. Decisions regarding early repayment requests, extensions or enforcement are evaluated in light of each borrower’s financial condition, available remedies, collection costs and, last but not least, the Company’s liquidity needs, with the objective of protecting the Company’s financial interests and maximizing recovery. The Takeover Time Group has not demonstrated that a newly constituted Board would obtain earlier repayment or achieve better outcomes for the Company’s stockholders. The Board believes that stockholders should have confidence in its continued oversight and its commitment to making informed decisions in the best interests of the Company and all stockholders.

Concentration of Chairman, Chief Executive Officer and Interim Chief Financial Officer Responsibilities in Mr. Huan Liu.

On May 29, 2026, the Company’s former Chief Financial Officer, Cindy Tang, resigned out of personal reasons and not as the result of any disagreement with the Company on any matter relating to its operations, policies or practices. The Board accepted her resignation and determined to conduct a search for internal and external candidates to fill the role. Identifying a suitable successor with experience and expertise comparable to Ms. Tang’s, together with the capabilities required to support the Company’s financial-reporting obligations and evolving business, requires time and careful consideration. The Board believes that selecting a qualified candidate who meets the Company’s long-term needs is more important than filling the position hastily.

In the interim, Mr. Liu, the Company’s founder, Chairman and Chief Executive Officer, began serving as interim Chief Financial Officer and assumed the duties of principal financial officer and principal accounting officer. Mr. Liu’s longstanding service, detailed knowledge of the Company’s operations, passion for the Company’s development and commitment to its stockholders’ value provide continuity during this transition. His willingness to assume these additional responsibilities, alongside the substantial demands of his existing leadership roles, underscores his dedication to the Company and to maintaining continuity during this transition. The Board recognizes that combining these roles warrants careful attention to independent oversight and appropriate safeguards and views the arrangement as an appropriate interim measure while the search proceeds.

As of the date hereof, the Board has identified three (3) candidates for the Chief Financial Officer position and is carefully evaluating their qualifications, including public-company financial-reporting experience, accounting expertise, internal-control capabilities and ability to support the Company’s business strategy. The Board remains focused on securing finance leadership that serves the best interests of the Company and its stockholders. The Takeover Time Group has not demonstrated that its proposed nominees possess a comparable understanding of the Company’s operations or a record of commitment to its long-term success comparable to that of the current Board and Mr. Liu. Nor has the Group identified a suitably qualified Chief Financial Officer candidate or presented a concrete plan demonstrating that it could manage the transition more effectively. The Board believes that the deliberate selection process currently underway, supported by continuity in management and independent oversight, provides a sound basis for selecting a qualified successor who can meet the Company’s long-term needs.

Shanghai Kesheng Investment and Withdrawal Receivable.

As disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the Company’s subsidiary Naiside contributed RMB 280 million (approximately $41.11 million at the time of contribution) for a 7% limited partnership interest in a fund managed by Shanghai Kesheng Investment Management Co., Ltd. (“Shanghai Kesheng”). The fund targeted China-based logistics, compliance and supply-chain technology businesses, particularly those serving U.S. and European customers, which is a focus relevant to the Company’s business strategy. The parties subsequently terminated the partnership arrangement, Shanghai Kesheng agreed to return the full contribution, and the Company reclassified the amount as a receivable. A subsequent amendment requires repayment on or before December 30, 2026 and provides for 5% annual overdue interest beginning December 31, 2026 if the amount is not timely paid. As of June 30, 2026, the Company had not recorded an allowance for credit losses with respect to the receivable and stated that it would continue to monitor Shanghai Kesheng’s credit risk.

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The Board agrees that a receivable of this size warrants close oversight of collection, credit risk and disclosure，and the Audit Committee is monitoring it. The Company, through its subsidiary, originally made the investment to expand its network within China’s logistics and supply-chain technology sectors and identify potential commercial relationships and opportunities complementary to its logistics, warehousing and cross-border trading businesses. The Company subsequently determined to withdraw from the investment following a reassessment of its liquidity needs, capital-allocation priorities and tolerance for investment risk. The termination and subsequent amendment established a contractual framework for recovering the full contribution, including a definite repayment deadline and protections against deductions. Those protections are meaningful, although they do not eliminate collection risk or substitute for actual receipt of the funds. The absence of a credit-loss allowance likewise reflects an accounting assessment at a particular reporting date, rather than a guarantee of repayment.

Following termination of the investment arrangement, management has maintained active communications with Shanghai Kesheng regarding repayment, reminding it of its obligation to return the full RMB 280 million by December 30, 2026 and emphasizing the importance of timely performance. These communications are intended to keep repayment on schedule and identify potential collection concerns before the contractual deadline. The Board’s priority is recovery of the Company’s funds, as it is committed to protecting the Company’s assets and advancing the interests of all stockholders. By reassessing the investment in light of the Company’s liquidity needs and capital-allocation priorities, securing contractual protections for the return of the full contribution, and overseeing management’s repayment follow-up with Shanghai Kesheng, the Board has taken affirmative steps to preserve capital for the Company’s future needs. The Board believes that these actions demonstrate a considered exercise of its oversight responsibilities and business judgment, with continued attention to recovery of the funds and the Company’s long-term interests.

Prior Class B Issuances.

The Takeover Time Group questions the Company’s issuances of Class B Common Stock to Mr. Liu and the subsequent exercise of stockholder voting rights. Those transactions should be evaluated on their actual terms, approval processes and business purposes. On June 15, 2026, Mr. Liu purchased 200,000 shares of Class B Common Stock, before the September reverse stock split, at $2.00 per share, providing $400,000 in gross proceeds to the Company. Separately, under an October 7, 2026 purchase agreement, Mr. Liu purchased 100,000 post-split Class B shares at $3.30 per share, providing an additional $330,000 in gross proceeds. That transaction closed on October 9, 2026. These were purchases for cash, rather than grants of shares without consideration. Mr. Liu purchased the shares in both transactions at prices above the prevailing market price of the Company’s Class A Common Stock, committing his own capital at a premium.

Mr. Liu’s historically retained a majority voting position as the Company’s founder, Chairman of the Board, Chief Executive Officer (and now Interim Chief Financial Officer), and the Company has a disclosed dual share class structure with super-voting Class B Common Stock. After the equity raises in 2026 diluted Mr. Liu’s position, he purchased Class B Common Stock out of his personal funds in June, which restored his majority voting position. Later, when the at-the-market offerings diluted Mr. Liu again, he purchased Class B Common Stock out of his personal funds in October, which returned him to roughly his June position.

The October purchase agreement expressly states that the disinterested directors of the Board reviewed and approved the transaction as a related-party transaction. It also established pricing conditions tied to the applicable Nasdaq minimum-price and closing-bid-price benchmarks. While Mr. Liu recused from the disinterested directors’ deliberations about the transaction, the disinterested directors specifically considered the transaction’s pricing terms and approved the share purchase agreement, among other matters unanimously approved.

The Board remains committed to acting for the benefit of all stockholders, with a view to supporting long-term value and preserving a viable, publicly listed business capable of executing its strategy. This commitment includes independent oversight and accountability, effective corporate decision-making, and continued evaluation of the Company’s actions in light of the interests of all stockholders.

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D. The Takeover Time Group Has Not Demonstrated That Its Proposed Takeover Would Better Serve All Stockholders.

Complete Board control without a demonstrated superior strategy.

The Takeover Time Group is not seeking one or two Board seats or a voice in the Company’s affairs. It is asking you to remove every one of your directors at once and install its own five nominees to gain complete control of the Board, without a meeting at which stockholders could hear both sides and deliberate. It seeks that control through a consent solicitation, without offering to purchase your shares or pay stockholders a control premium. Although a Board election does not require such an offer, stockholders should recognize the distinction: the Takeover Time Group is asking for authority over the Company and its assets, without offering stockholders an immediate economic benefit in exchange.

By the Takeover Time Group’s own description, the newly constituted board it proposes would “review,” among other things, senior-management structure, financial-reporting leadership, control remediation, capital-raising strategy, outstanding equity programs, the Shanghai Kesheng receivable, liquidity, acquisitions and Nasdaq compliance. These are, in substance, the same subjects the current Board and its independent Audit Committee are already addressing. Proposing to “review” the Company’s affairs is not the same as demonstrating the ability to run the business that has been established for over a decade, fund it, navigate the complex regulatory requirements as a public, responsible corporation or achieve any improvement the current Board is not already pursuing. A list of matters to examine is not an operating strategy, a financing commitment or a credible execution plan.

The Takeover Time Group has not provided a specific operating or financial plan, has not demonstrated any familiarity with the logistics and warehousing industry, has not explained how it would fund the Company, and has not addressed basic questions about growth, liquidity, financing and capital allocation. Its criticism of the current Board does not relieve it of the responsibility to explain why its proposed replacement of every director would produce a better outcome. Identifying risks disclosed in the Company’s own filings does not, by itself, demonstrate superior judgment or an ability to resolve those risks. Stockholders are being asked to surrender the continuity, institutional knowledge and experience of the entire Board in exchange for assurances that the Group’s nominees will decide what to do after obtaining control. The Board believes that this is a far from sufficient basis for a change of such magnitude and that the Takeover Time Group has not demonstrated a concrete benefit to stockholders that justifies it.

Notably, the Takeover Time Group has disclosed that, if its nominees are elected, it expects to recommend that the new board evaluate a stockholder rights plan (a “poison pill”) and an amendment to the Company’s certificate of incorporation restricting or eliminating future stockholder action by written consent, which is the very mechanism the Takeover Time Group is now using to seek control. Those measures would remain subject to applicable approval requirements, and their merits would depend on their terms and circumstances. Nevertheless, the contrast warrants scrutiny: the Takeover Time Group seeks to use written consent to replace the entire Board while contemplating restrictions on future stockholders’ ability to use that same mechanism.

Stockholders are entitled to weigh that stated intention in evaluating whether the Takeover Time Group’s campaign is being conducted in the interests of all stockholders. The Board believes that a demand for complete control should be supported by a compelling strategy, demonstrated qualifications and a clear explanation of the benefits to stockholders. The Takeover Time Group has simply not met that standard.

Nominee qualifications and readiness.

Stockholders deserve the opportunity to evaluate the qualifications, independence, experience and proposed priorities of all candidates before deciding how to respond to the solicitation. Based on the biographical information the Takeover Time Group has disclosed, its five nominees are principally engaged in real-estate, independent-investment, academic and nonprofit activities. The Board encourages stockholders to assess those disclosed backgrounds against the experience and expertise needed to oversee the Company’s logistics, warehousing and international trading businesses and fulfill its responsibilities as a public company listed on the Nasdaq. The disclosed biographies of the Takeover Time nominees do not identify experience in a number of these areas.

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Capability relevant to the Company	Disclosed experience of the current Board	Disclosed experience of the Takeover Time nominees
Public-company governance and Board/committee service	Three independent directors serving on three chartered committees; Chairman who serves on another Nasdaq-listed company’s board.	Disclosed biographies do not identify public-company board or committee service.
Financial reporting, internal controls and audit-committee service	Audit Committee of three independent directors, chaired by a designated audit committee financial expert (Ph.D. in finance).	Disclosed biographies do not identify audit-committee service or public-company financial-reporting or internal-control experience.
International trading, logistics and cross-border (U.S.-PRC) operations	Founder/CEO with cross-border trade and logistics experience; another director with decades in the equipment industry.	Disclosed biographies do not identify anything related to international-trading, logistics or cross-border operating experience.
Capital markets and Nasdaq compliance	Significant management and Board experience with the Company’s financings and Nasdaq listing.	Disclosed biographies do not identify capital-markets or Nasdaq-compliance experience.
Investments, lending and receivable recovery	Close oversight by the Audit Committee and Board of the Company’s investments and the Shanghai Kesheng receivable.	One nominee has graduate training in economics; disclosed biographies do not otherwise identify experience recovering corporate investments or receivables.

The Board urges stockholders to scrutinize the backgrounds, qualifications and relevant experience of each Takeover Time nominee before entrusting them with control of the Company. Stockholders should ask what each nominee has demonstrated in operating a business, overseeing public-company financial reporting, managing capital and navigating exchange-listing requirements. Stockholders should also carefully consider what specific evidence supports the Group’s assertion that its nominees would perform these responsibilities more effectively than the current directors. Seeking a Board seat is not itself a qualification, and criticizing the Company’s disclosed challenges is not a substitute for demonstrating the expertise and judgment needed to address them. In the Board’s view, the Takeover Time Group has not established that its nominees collectively possess the capabilities necessary to justify replacing the entire Board.

Relationships, incentives and potential conflicts.

According to the Takeover Time Group’s own disclosures, Takeover Time 2026 LLC holds no shares of the Company, and Ms. Ovsepyan’s role at Takeover Time 2026 LLC began in 2026. Two of its five nominees, Ms. Grimes and Mr. Matthews, are mother and son. The three nominees who own any shares acquired small positions around the time the campaign started, and the largest reported individual holding is approximately 22,670 shares of Class A Common Stock. According to the Takeover Time Group’s October 7, 2026 preliminary consent statement, Takeover Time 2026 LLC owns no Company shares, having sold its entire position on September 28. Its sole owner, Ms. Ovsepyan, reports owning two Class A shares; Mr. Matthews approximately 27.45 shares; and Mr. Qin 22,670 shares. Mr. Harris and Ms. Grimes report no ownership. Additionally, the Takeover Time Group discloses no special nominee compensation or future-employment arrangements, although nominees may receive ordinary director compensation if elected. It also intends to seek Company reimbursement of reasonable campaign expenses if successful, without submitting reimbursement to a stockholder vote.

The Board does not contend that limited ownership, recent purchases or a family relationship disqualifies a nominee. However, stockholders evaluating who should control their Company are entitled to understand the relationships among the organizers and nominees, the nominees’ economic stake in the Company relative to other stockholders, and any employment, compensation, reimbursement or transaction expectations. The Board encourages stockholders to compare the Group’s limited economic stake and recently acquired positions with the current Board’s sustained service and commitment to the Company’s long-term success. In particular, Mr. Liu has committed additional personal capital through two purchases of Class B Common Stock at prices above the prevailing market price of the Class A Common Stock, demonstrating his confidence in the Company’s prospects and willingness to bear investment risk alongside other stockholders. Those purchases also increased his voting influence, a consequence the Board has addressed separately. The Board believes that its record of service, knowledge of the business and continuing commitment to the Company provide a stronger foundation for responsible stewardship than the Takeover Time Group’s demand for complete Board control without a demonstrated superior strategy.

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An insufficiently developed implementation and transition plan.

The Board believes that the Takeover Time Group has not adequately explained how it would manage the transition following replacement of the entire Board. Its solicitation statement outlines intended recommendations to evaluate senior management, terminate the ATM agreement following consideration of the Company’s financing needs, pursue termination of the pending JoyPak acquisition if contractually permitted and determined to be in the Company’s best interests, and prioritize collection of outstanding receivables. However, it does not identify potential replacement executives, specify the personnel and resources needed to strengthen financial reporting and internal controls, or provide a detailed implementation timetable or cost assessment. Nor does it explain how the Company would meet its financing needs following termination of the ATM program or preserve operational continuity and key counterparty relationships during the proposed changes. The Board believes that stockholders need a practical explanation of how replacing all five directors would translate into improved performance. In the Board’s view, the Takeover Time Group has not demonstrated that its nominees could execute these responsibilities more effectively, if at all, than the directors now in place.

E. Wholesale Replacement of the Board Presents Unnecessary Risks.

Loss of relevant knowledge, continuity and independent oversight.

Removing the entire Board at once would eliminate the directors’ accumulated knowledge of the Company’s operating businesses and strategic initiatives, the integration of the Super International and JoyPak acquisitions, the monitoring and recovery of the Company’s investments and receivables (including the Shanghai Kesheng receivable), and the remediation of the Company’s financial-reporting controls. It would also remove, in a single step, all three of the Company’s independent directors and the entirety of its Audit, Compensation, and Nominating and Corporate Governance Committees, which is the very independent oversight structure that stockholders rely on and that the remediation of the Company’s control deficiencies depends upon.

A board consisting entirely of the Takeover Time nominees would, immediately upon election, need to reconstitute the Company’s standing committees, including an audit committee that satisfies the independence and financial-expertise requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934, from a slate whose disclosed qualifications do not identify audit-committee or public-company financial-reporting experience. Subject to applicable exceptions, Nasdaq Rule 5605(c) requires an audit committee of at least three (3) independent directors, each able to read and understand fundamental financial statements, and at least one (1) director possessing the financial sophistication required by Nasdaq. Nasdaq also generally requires a compensation committee of at least two (2) independent directors and director nominations to be determined or recommended by independent directors meeting its requirements. The Takeover Time Group acknowledges that it has made no post-election committee assignments and does not represent that any nominee is an audit committee financial expert. Although those disclosures do not establish that its nominees would be unqualified, they leave stockholders without a clear explanation of how the proposed Board would maintain compliant committee oversight immediately following the replacement.

If the newly constituted Board failed to satisfy the applicable requirements, the Company could receive a Nasdaq deficiency notice and, if compliance were not restored within the period permitted by Nasdaq, face delisting proceedings. The limited cure provisions applicable to a single audit committee vacancy should not be assumed to cover a failure involving multiple seats following replacement of the entire Board. Any extension available through Nasdaq’s compliance-plan process would be subject to Nasdaq’s review and would not be automatic. The Board believes that stockholders should weigh these potential compliance and execution risks before authorizing a wholesale Board replacement.

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Continuity with accountability is the better course.

The choice for stockholders is not between the status quo and change. The current Board is already pursuing the operating, financial and governance improvements described in this Consent Revocation Statement, and the Board remains accountable to stockholders for their execution. The Board believes that continuity of experienced and independent oversight better serves all stockholders than the risks of handing total control to a group that has not demonstrated comparable knowledge of the Company’s businesses or a credible plan to deliver better results.

F. The Board’s Forward Plan for Improvement and Accountability.

The Board is pursuing a concrete set of operating, financial and governance priorities, unlike alleged by the Takeover Time Group that the Board would furnish stockholders with only general corporate-governance principles. The table below summarizes those priorities and their status.

Initiative	Responsible party	Current status	Next milestone
Integration of the Super International and JoyPak acquisitions and achievement of its revenue commitments	Management; Board	Following the Company's acquisition of Super International on May 27, 2026, Super International generated approximately $660,000 in revenue through the end of the second quarter of 2026.	Continue integrating both acquired businesses, monitor their operating performance, and evaluate progress toward Super International's annual revenue commitment of at least $10 million.
Recruitment of a permanent Chief Financial Officer and strengthening of the finance function	Board; Nominating and Corporate Governance Committee; Compensation Committee	Following Cindy Tang's resignation on May 29, 2026, CEO Huan Liu has been serving as interim CFO. The Company is currently reviewing the qualifications of potential candidates for the CFO position.	The goal is to select a CFO by the end of 2026 while assessing the Company's financial reporting, accounting personnel, and internal control needs.
Remediation of the identified material weaknesses in disclosure controls and internal control over financial reporting	Audit Committee; management	The Company has initiated remediation efforts to address previously identified material weaknesses, including inadequate segregation of duties, deficiencies in formal accounting policies and procedures, and financial reporting risk assessment.	Continue implementing and strengthening internal control procedures, enhancing financial reporting review processes, and evaluating the effectiveness of remediation measures.
Standards and limits for investments, third-party lending and concentration of corporate assets; liquidity monitoring	Audit Committee; Board	The Company has outstanding interest-bearing loans to third-party borrowers, as disclosed in its periodic SEC filings. Management recognizes the associated credit, liquidity, and concentration risks.	Continue evaluating outstanding loans, borrowers' repayment capacity, and liquidity requirements, and review potential enhancements to lending approval procedures, credit risk assessments, and concentration limits.

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Recovery of the Shanghai Kesheng receivable and reporting on collection	Management; Audit Committee	The Company has terminated the investment arrangement with Shanghai Kesheng and reclassified the investment as a receivable. Under the amended agreement, the outstanding RMB 280 million is due for repayment by December 30, 2026.	Monitor the repayment status and maintain communication with Shanghai Kesheng regarding the outstanding receivable. Continue evaluating collectibility and credit risk, and consider appropriate actions to protect the Company's interests if repayment is not received in accordance with the agreement.
Related-party-transaction safeguards and conflict procedures	Audit Committee; independent directors	The Company maintains procedures for identifying, reviewing, and approving related-party transactions. Such transactions are subject to review by the Audit Committee or disinterested directors, as applicable.	Continue monitoring related-party transactions, maintaining appropriate documentation of review and approval procedures, and evaluating opportunities to strengthen related-party transaction controls and disclosures.
Capital-allocation and financing discipline, including policy on further equity issuances	Board; Audit Committee	The Company has raised capital through private placements and at-the-market offerings to support its business operations, strategic initiatives, and liquidity needs. The Company recognizes the importance of balancing financing requirements with potential dilution to existing stockholders.	Continue assessing capital requirements, liquidity forecasts, and potential financing alternatives. Evaluate future capital-raising activities and significant capital allocations in consideration of their financial impact, dilution, and long-term stockholder interests.
Regular stockholder engagement and progress reporting	Board; management	The Company continues to communicate material corporate developments to stockholders through its SEC filings and public announcements.	Continue providing timely updates on the Company's operating performance, strategic initiatives, and corporate developments through SEC filings and other appropriate communication channels.

FOR THE FOREGOING REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE TAKEOVER TIME CONSENT SOLICITATION. DO NOT SIGN ANY CONSENT CARD SENT TO YOU BY THE TAKEOVER TIME GROUP. SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD.

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CERTAIN LITIGATION

Ms. Ovsepyan has commenced an action in the Delaware Court of Chancery against the Company and Huan Liu, C.A. No. 2026-1355-NAC, seeking emergency and injunctive relief concerning the Company’s October 2026 issuance of Class B Common Stock to Mr. Liu and related conduct. The Company and Mr. Liu believe the claims are without merit and intend to defend the action vigorously. On October 21, 2026, Plaintiff’s requests for emergency injunctive relief were denied but it’s request for expedited proceedings was granted. As of the date of this preliminary consent revocation statement, this action remains pending before the court and is heading toward a preliminary injunction proceeding tentatively scheduled for November 18, 2026. No final determination on the merits has been made.

Ms. Ovsepyan has also commenced a separate proceeding against the Company under Section 220 of the DGCL, C.A. No. 2026-1358-DH, seeking access to certain stockholder records. The Company intends to defend its position vigorously in that proceeding.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q: Who is making this consent revocation solicitation?

A: Your Board of Directors. The Board unanimously opposes the Takeover Time Consent Solicitation.

Q: What is a consent solicitation?

A: Delaware law permits stockholders to act without a meeting if holders of outstanding stock having at least the minimum number of votes that would be necessary to take the action at a meeting sign written consents, and those consents are delivered to the corporation within the time period required by law. The Company’s current bylaws permit stockholder action by written consent in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”). This means that the Takeover Time Proposals can be adopted only if the holders of a majority of the voting power of the outstanding Common Stock affirmatively consent and those consents are validly delivered and not revoked.

Q: What is a consent revocation solicitation?

A: A consent revocation solicitation is a request that stockholders revoke any written consents previously given in support of proposed stockholder actions. The Company is soliciting consent revocations to oppose the Takeover Time Proposals in their consent solicitation. By signing, dating and returning the WHITE Consent Revocation Card, you can revoke any consent you previously delivered in support of those proposals. You may return the WHITE Consent Revocation Card even if you have not previously given a consent, although doing so will not revoke a consent you may give afterward. The Board unanimously urges that you DO NOT CONSENT to any of the Takeover Time Proposals and that you sign, date and return the WHITE Consent Revocation Card.

Q: What is the Takeover Time Group asking you to do?

A: Takeover Time is asking you to consent to one integrated written-consent action, divided into three mutually conditioned proposals, that would fix the number of directorships at five, remove all five of your current directors without cause, and elect Takeover Time’s five nominees in their place. In short, the Takeover Time Group is asking you to hand complete control of your Board to a recently formed group that holds very few shares of the Company and has not shown that its nominees or plans are suitable for the stockholders at all.

Q: What is the Board asking you to do?

A: The Board is asking you to reject the Takeover Time Consent Solicitation by (1) NOT signing any consent card sent to you by the Takeover Time Group, and (2) signing, dating and returning the enclosed WHITE Consent Revocation Card, whether or not you have previously signed a Takeover Time Group consent card.

Q: If I have not previously delivered a consent, do I need to do anything?

A: If you support your Board, doing nothing will have the same practical effect as revoking, because the Takeover Time Proposals can be adopted only with the affirmative consent of holders of a majority of the voting power of the outstanding Common Stock. The Board nonetheless urges you to return the WHITE Consent Revocation Card so that your opposition is recorded and the Company can track the status of the solicitation. Please DO NOT rely on inaction.

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Q: If I have already delivered a consent to the Takeover Time Group, is it too late to change my mind?

A: No. You may revoke a previously delivered consent at any time before the consents become effective by signing, dating and returning the enclosed WHITE Consent Revocation Card. Until the requisite number of valid, unrevoked consents are delivered to the Company, no action will have been taken. If you have previously signed and returned the consent card requested by the Takeover Time Group, you have every right to change your decision and revoke your consent prior to the time the consents become effective.

Q: How should I submit my consent revocation?

A: Please mark, sign and date the WHITE consent revocation card and return the entire card promptly in the enclosed postage-paid envelope. If you have misplaced the envelope, please mail the card to the return address printed on the card. To be effective, your consent revocation must be received before sufficient valid, unrevoked consents have been delivered to the Company to make the Takeover Time Proposals effective, which could occur before the expiration of the 60-day consent solicitation period. We therefore URGE you to return your WHITE consent revocation card promptly.

Q: What is the effect of returning the WHITE Consent Revocation Card?

A: Marking, signing, dating and returning the WHITE Consent Revocation Card will revoke any earlier consent you may have delivered to the Takeover Time Group. A revocation withdraws a prior consent; it is not an affirmative vote or election in favor of the current Board, and it is not a consent to any proposal. If you have not previously delivered a consent, returning the WHITE Consent Revocation Card will not change the outcome of the solicitation, but it will help the Company track the process and record your opposition.

Q: When will the consents become effective?

A: Under Section 228 of the DGCL, the Takeover Time Proposals will become effective only if valid, unrevoked consents signed by the holders of a majority of the voting power of the outstanding Common Stock as of the Record Date are delivered to the Company within 60 days of the first date on which a valid consent is delivered to the Company. For the Takeover Time Proposals to be adopted, consents representing at least [1,426,229]  votes, which constitutes a majority of the voting power of the outstanding Class A Common Stock and Class B Common Stock as of the Record Date, must be validly delivered and not revoked. This calculation includes the 100,000 shares of Class B Common Stock issued to Mr. Liu on October 9, 2026, representing 1,500,000 votes. Although that issuance is being challenged in pending litigation, the Company includes those shares and their associated voting rights in determining the outstanding voting power and the required consent threshold, subject to any applicable court order directing otherwise. The Company does not agree with the Takeover Time Group’s exclusion of those shares or its resulting calculation of a 676,229-vote majority threshold.

Q: Who should I call if I have questions?

A: If you have any questions about the consent revocation process or require assistance, please contact us, at (949) 740-7799 or by email at info@cheetah-net.com.

Q: How does the Takeover Time Group’s consent solicitation and the Board’s consent revocation solicitation processes relate to the annual meeting of stockholders to be held on December 3, 2026 (the “Annual Meeting”)?

A: The consent solicitation and consent revocation solicitation are separate from the Annual Meeting and seek to determine whether the current Board will be replaced through stockholder action without a meeting. If the Takeover Time Group delivers valid, unrevoked consents representing at least [1,426,229] votes, constituting a majority of the outstanding voting power entitled to act, approving each of its three mutually conditioned proposals, the resulting action would (i) fix the number of directorships at five, (ii) remove the current directors and any additional directors covered by its removal proposal and (iii) elect the Takeover Time Group’s five nominees. If sufficient consents are delivered and sufficient revocations have not been validly delivered before the action becomes effective, the entire current Board would be replaced. Such a change could possibly lead to changes in the Company’s management, strategic direction and operations, the nature and extent of which cannot presently be determined.

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The record date for the consent solicitation is October 19, 2026. Under Section 228(c) of the Delaware General Corporation Law, sufficient consents must be delivered within 60 days after the first consent is delivered to the Company. The Takeover Time Group reports that it delivered its first consent on October 19, 2026. The December 3, 2026 Annual Meeting falls within that period. The proposed Board replacement could become effective before the Annual Meeting if the applicable requirements are satisfied, and the Takeover Time Group need not wait until the Annual Meeting or the end of the 60-day period.

If sufficient valid, unrevoked consents are delivered after the Annual Meeting but within the applicable 60-day period, the Takeover Time Group’s proposals could nevertheless become effective, subject to satisfaction of the requirements described above. Holding the Annual Meeting and electing directors at that meeting would not, by themselves, terminate the consent solicitation, revoke any previously delivered consent, or prevent subsequent action by written consent. Accordingly, directors elected at the Annual Meeting could subsequently be removed and replaced by the Takeover Time Group’s nominees to the extent covered by its proposals. Submitting an Annual Meeting proxy or voting at the Annual Meeting does not itself constitute a consent revocation.

Stockholders wishing to revoke a consent should carefully read this Consent Revocation Statement and follow the instructions set forth herein.

THE CONSENT PROCEDURE

Voting Securities and Record Date. The Record Date for determining the stockholders entitled to execute, withhold or revoke consents with respect to the Takeover Time Proposals was fixed on October 19, 2026, in accordance with DGCL Section 213(b). As of the Record Date, there were 1,332,087 shares of Class A Common Stock outstanding and 101,358 shares of Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one (1) vote and each share of Class B Common Stock is entitled to fifteen (15) votes, representing in the aggregate 2,852,457 votes entitled to be cast by written consent. Only stockholders of record as of the close of business on the Record Date may execute, withhold or revoke consents. Stockholders who hold shares in “street name” through a broker, bank or other nominee should follow the instructions below under “Instructions for Beneficial Owners.”

Effectiveness of Consents. The Company’s current bylaws permit stockholder action by written consent in accordance with Section 228 of the DGCL. Under Section 228, a corporate action taken by written consent becomes effective only if valid, unrevoked consents signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote were present and voted are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. Accordingly, the Takeover Time Proposals can be adopted only if valid, unrevoked consents representing at least a majority of the voting power of the outstanding Common Stock as of the Record Date are delivered to the Company within that 60-day period.

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Effect of the WHITE Consent Revocation Card. The effect of returning the WHITE Consent Revocation Card is to revoke any consent you may previously have delivered to the Takeover Time Group. If you mark “REVOKE MY CONSENT,” you will revoke any earlier-dated consent as to the applicable proposal; marking “DO NOT REVOKE MY CONSENT” will have no effect on any earlier-dated consent; and marking “ABSTAIN” will be treated as an abstention and will have the effect of revoking any previously delivered consent as to that proposal. If you sign, date and return the WHITE Consent Revocation Card without marking any box, you will be deemed to have revoked your consent to all of the Takeover Time Proposals in accordance with the Board’s recommendation. A revocation withdraws a prior consent and is not a consent to, or an affirmative vote for, any proposal or any director.

Revocation and Subsequent Changes. Any stockholder of record as of the Record Date may revoke a consent, or revoke a consent revocation, at any time before the consents become effective. A later-dated, validly executed consent or consent revocation will supersede an earlier-dated one. Stockholders are urged to return the WHITE Consent Revocation Card in the enclosed postage-paid envelope to [•]. If a stockholder delivers a revocation to the Takeover Time Group, the Company requests that a copy also be delivered to the Company so that the Company can track all revocations.

Instructions for Beneficial Owners. If your shares are held in an account with a broker, bank or other nominee, you are not entitled to execute or revoke consents directly. You must instruct your broker, bank or other nominee to execute the WHITE Consent Revocation Card on your behalf. You are urged to confirm your instructions in writing and to provide a copy to the Company at the address above so that the Company is aware of your instructions.

Effect of Court Orders. The October Class B Common Stock issuance and related matters are the subject of pending litigation in the Delaware Court of Chancery described under “Certain Litigation.” Any order entered in that litigation, or in the related Section 220 proceeding, could affect the shares or voting power entitled to act by consent, the Record Date or the consent process. The Company will inform stockholders of any material developments as required.

Results of the Consent Solicitation. The Company intends to notify stockholders of the results of the consent solicitation by filing the results with the SEC.

SOLICITATION OF REVOCATION

Cost and Method. The cost of the Company’s solicitation of consent revocations will be borne by the Company. The Company estimates that the total expenditures relating to the solicitation (excluding salaries and wages of the Company’s regular employees and officers) will be approximately $[•], of which approximately $[•] has been incurred as of the date of this Consent Revocation Statement. These costs include fees for attorneys, printing, mailing, transportation and related litigation costs. In addition to solicitation by mail, the Company’s directors, officers and other regular employees may, without additional compensation, solicit revocations in person or by telephone, email or other means of communication. The Company estimates that approximately four of its employees are expected to assist in the solicitation. The Company will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses in forwarding materials to beneficial owners. The entire cost of the Company’s solicitation will be borne by the Company; the Company will not seek reimbursement of its costs from any other person. As of the date of this Consent Revocation Statement, the solicitation has not been terminated by any settlement between the Company and any other participant; if any such settlement occurs, the Company will disclose its terms, including the cost to the Company, in revised soliciting materials.

Participants in the Solicitation. Under applicable SEC rules, the Company and its directors and certain of its executive officers and employees are deemed to be “participants” in the Company’s solicitation of consent revocations. Information about these participants is set forth in Appendix A to this Consent Revocation Statement and under “Security Ownership of Certain Beneficial Owners and Management.”

APPRAISAL RIGHTS

Holders of Common Stock do not have appraisal rights under Delaware law in connection with the Takeover Time Proposals or this Consent Revocation Statement.

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INFORMATION ABOUT THE CURRENT DIRECTORS OF THE COMPANY

The following table lists each director and officer of the Company as of the date hereof. Additional information regarding each director follows.

Name	Age	Director Since	Independent	Occupation
Huan Liu	45	2016	No	Chief Executive Officer, Interim Chief Financial Officer, Director, and Chairman of the Board of Directors of the Company
Xianggeng Huang	61	2023	No	Director of the Company; Director of Fuzhou Yisheng Mechanical and Electrical Equipment Co., Ltd
Xiangan Ruan	49	2024	Yes	Director of the Company and Chairperson of the Nominating and Corporate Governance Committee; Senior Partner of AllBright Law Offices
Huiping (Catherine) Chen	50	2023	Yes	Director of the Company and Chairperson of the Compensation Committee; Investment Director of Xiamen Chenshen Investment Co., Ltd.
Huibo Deng	43	2024	Yes	Director of the Company and Chairperson of the Audit Committee; Visiting Professor at the Institute of Teaching and Curriculum of Chinese Academy of Management Sciences

Mr. Huan Liu has served as our Chief Executive Officer and our Chairman of the Board of Directors since August 2016, and he has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Huan Liu has been responsible for the management of day-to-day operations and high-level strategizing and business planning, as well as implementing proposed plans and evaluating the success of our Company in achieving its objectives. Since June 2024, Mr. Liu has served as a Director and Chairman of the Board of Directors of Elite Express Holding Inc. (NASDAQ: ETS), a California-based last-mile delivery contractor. From 2014 to 2015, Mr. Huan Liu served as the chief executive officer at Beijing Xinyongjia Technology Co., where he was responsible for identifying opportunities for expansion and analyzing operations to identify areas in need of reorganization. From 2012 to 2013, Mr. Huan Liu served as the senior investment manager at Beijing Wanze Investment Management Co. Ltd. and was responsible for developing and implementing risk-based asset allocation models and performance analytics. Mr. Huan Liu received his master’s degree in Finance from the International Business School at Brandeis University in 2012, and his bachelor’s degree in Finance and Law from Harbin Engineering University in 2005.

Mr. Xianggeng Huang has served as our director since July 2023. From 2003 to 2022, Mr. Huang served as the chairman of the board of directors of Fuzhou Yisheng Mechanical and Electrical Equipment Co., Ltd., where he was responsible for running the board of directors, consulting the executives on issues, challenges, and opportunities facing the company, and high-level strategizing and business planning. From 1999 to 2002, Mr. Huang served as a general manager of the Fujian branch of Kone Elevator Co., Ltd., a Finnish elevator manufacturer. From 1997 to 1999, he served as a major project manager at Otis Elevator China Co., Ltd. Mr. Huang received his bachelor’s degree in Automated Machinery from Nanjing University of Science and Technology in 1984.

Mr. Xiangan Ruan has served as our independent director since December 2024. Since January 2005, Mr. Ruan has served as a senior partner at Allbright Law Offices, where he oversees client relationships, provides strategic legal advice, and manages cases. Mr. Ruan received his bachelor’s degree in Law from Sun Yat-sen University in July 2004 and his EMBA from Peking University in July 2021.

Ms. Huiping (Catherine) Chen has served as our independent director since July 2023, and she has extensive experience in sales and marketing. Since January 2015, Ms. Chen has served as an investment director at Xiamen Chenshen Investment Co., Ltd., and has been responsible for the development and execution of financial investment strategies. From May 2009 to December 2015, she served as a marketing manager at Xiamen Jieou Automotive Electronics Co., Ltd., where she was responsible for brand promotion. From December 2005 to February 2009, Ms. Chen served as a marketing specialist at Dell (China) Co., Ltd., and was responsible for branding campaign planning. Ms. Chen received her associate degree in English from Xiamen City University in 2004.

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Mr. Huibo Deng has served as our independent director since July 2024. Mr. Deng possesses a robust financial background that encompasses both academic achievements and hands-on experience in the financial industry. With a Bachelor of Science in Finance from Dongbei University of Finance and Economics, followed by a Master’s degree in Statistics from Dalarna University and a Ph.D. in Finance from Renmin University of China, he has undergone rigorous training in financial theory, analysis, and management. Mr. Deng has been serving as a Visiting Professor at the Institute of Teaching and Curriculum, Chinese Academy of Management Sciences since September 2021, committed to fostering the next generation of financial leaders. In this role, Mr. Deng delivers insightful courses and lectures, sharing invaluable professional knowledge and experience with students. From January 2023 to July 2023, as the Vice President of Shenzhen Dexun Securities Consulting Co., Ltd., he provided strategic counsel and advisory services to clients navigating the complexities of the financial markets. From June 2017 to November 2018, Mr. Deng served as the General Manager of the Strategic Development Department at China Travel Group Zhonglv Bank Headquarters. In this capacity, Mr. Deng spearheaded efforts to cultivate strategic partnerships, identify new business opportunities, and drive market expansion initiatives.

Because this Consent Revocation Statement is a solicitation in opposition and the Company is not soliciting consents for the election of directors, the director-election disclosures of Items 7 and 8 of Schedule 14A (including executive-compensation disclosure) are not required.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock by each person known to the Company to beneficially own more than 5% of any class of Common Stock, each director and named executive officer, and all directors and executive officers as a group. The percentages below are calculated based on 1,332,087 shares of Class A Common Stock and 101,358 shares of Class B Common Stock issued and outstanding as of October 19, 2026. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

	Class A Common Stock		Class B Common Stock		Voting Power
	Number	%	Number	%	%
Directors and Executive Officers(1):
Huan Liu(2)	—	—	101,358	100%	53.30%
Xianggeng Huang	5	<0.01%	—	—	—
Xiangan Ruan	—	—	—	—	—
Huibo Deng	—	—	—	—	—
Huiping (Catherine) Chen	—	—	—	—	—
All directors and executive officers as a group (Five individuals):	5	<0.01%	101,358	100%	53.30%
5% Stockholders:

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is 8707 Research Drive, Irvine, CA 92618.

(2)	The number of shares of Class B common stock beneficially owned represents (i) 101,340 shares of Class B common stock directly held by Huan Liu and (ii) 18 shares of Class B common stock held by FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED, a British Virgin Islands company, which is 100% owned by Huan Liu. The registered address of FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG1110, the British Virgin Islands.

To the knowledge of the Company, no change in control of the Company has occurred since the beginning of its last fiscal year, except as may be described under “Recommendation of the Board of Directors and Reasons for the Recommendation — The Board’s Response to the Matters Raised by Takeover Time — October 2026 Class B Issuance” and “Certain Litigation.”

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

We maintain strict policies and procedures for managing related party transactions. Each transaction is thoroughly scrutinized to ensure alignment with our interests and values. Our review and approval process of related party transactions includes the following steps:

•	Identification: Related party transactions are identified by our finance department during the course of business. In order to facilitate this identification process, we diligently maintain a regularly updated list of all known related parties.

•	Disclosure: All identified transactions are disclosed in a standard form that details the nature of the relationship, the transaction description, the dollar amounts involved, and other relevant information.

•	Review: The Audit Committee of our Board is responsible for reviewing the transactions. The Audit Committee assesses the fairness and reasonableness of the transactions, ensuring that they are in our best interests and are in line with market terms of such transactions. This process helps avoid potential conflicts of interest.

•	Approval/Denial: Post-review, the Audit Committee either approves or denies the identified related-party transaction. When the transaction is approved, it is documented and reported in our financial statements in accordance with the applicable accounting standards. In the event that the transaction is denied, steps are taken to remedy any issues, such as unwinding the transaction or obtaining additional independent third-party evaluations.

These policies and procedures are designed to ensure that all related party transactions are conducted at arm’s length without any preferential treatment.

Related Party Transactions

Since January 1, 2025, the Company has engaged in transactions with Weishu Guo, who serves as the legal representative of Nextrade. These transactions primarily consisted of advances provided to support the Company’s basic corporate and administrative expenses. As of December 31, 2025, the outstanding balance due to the related party was approximately $5,204. As of September 30, 2026, the outstanding balance was approximately $10,745. The balance is unsecured, non-interest-bearing, and repayable on demand.

On June 15, 2026, the Company entered into a Securities Purchase Agreement with Huan Liu, the Company’s Chief Executive Officer, Interim Chief Financial Officer, director, and Chairman of the Board of Directors pursuant to which the Company issued and sold to the Purchaser 200,000 shares of the Company’s Class B Common Stock at a purchase price of $2.00 per share, for aggregate gross proceeds to the Company of $400,000. The foregoing June share count and purchase price reflect the amounts at issuance, before giving effect to the Company’s subsequent 1-for-150 reverse stock split, which became market effective on September 28, 2026.

On October 7, 2026, the Company entered into a Securities Purchase Agreement with Mr. Liu pursuant to which the Company agreed to issue and sell to the Purchaser 100,000 shares of the Company’s Class B Common Stock at a purchase price of $3.30 per share, for aggregate gross proceeds to the Company of $330,000. The transaction closed on October 9, 2026. This related-party transaction is also described under “Recommendation of the Board of Directors and Reasons for the Recommendation — The Board’s Response to the Matters Raised by Takeover Time — October 2026 Class B Issuance” and “Certain Litigation.”

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SECTION 16(A) COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and those who beneficially own more than 10% of shares of our Class A Common Stock to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock with the SEC. You can view these reports on the SEC’s website at www.sec.gov.

During the year ended December 31, 2025, all of our officers, directors, and greater than 10% beneficial owners timely complied with the filing requirements of Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2027 ANNUAL MEETING

Any stockholder who intends to present a proposal at our 2027 annual meeting of stockholders must deliver notice of the proposal to the Company at this address:

Huan Liu
Chief Executive Officer
Cheetah Net Supply Chain Service Inc.
8707 Research Drive, Irvine, California 92618
(949) 740-7799

We must receive any stockholder proposals by June 21, 2027, if the proposal is submitted for inclusion in our proxy materials for the 2027 annual meeting of stockholders pursuant to Exchange Act Rule 14a-8, for those proposals to be considered timely.

OTHER MATTERS

This Consent Revocation Statement relates solely to the Company’s solicitation of revocations of consents in opposition to the Takeover Time Proposals. The Board is not aware of any other matter that is the subject of the Takeover Time Consent Solicitation, and the Company is not itself soliciting consents or proxies for the approval of any proposal or the election of any director pursuant to this Consent Revocation Statement.

ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND OTHER DOCUMENTS

The Company files annual, quarterly and current reports, proxy and information statements and other information with the SEC. These materials, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 20, 2026, and the latest quarterly report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 13, 2026, are available free of charge at the SEC’s website at www.sec.gov and are also available by accessing the Company’s website at https://cheetah-net.com/. The information on the Company’s website is not part of, and is not incorporated by reference into, this Consent Revocation Statement.

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, are based on the Company’s current expectations and assumptions, including statements that are predictive in nature. Forward-looking statements may be identified by words such as “believes,” “expects,” “intends,” “plans,” “anticipates,” “estimates,” “will,” “should,” “could,” “may” and similar expressions, and include, without limitation, statements regarding the Company’s strategy, the integration and expected benefits of the Super International or the JoyPak acquisition, the Company’s financings and capital allocation, the remediation of the Company’s disclosure controls and internal control over financial reporting, the recruitment of a permanent Chief Financial Officer, the collection of the Shanghai Kesheng receivable, the expected effect of the Takeover Time Consent Solicitation, and the Company’s ability to solicit consent revocations. These statements are based on the current beliefs and expectations of management and are subject to risks, uncertainties and assumptions, including the actions of the Takeover Time Group, the outcome of the pending litigation, the Company’s ability to execute its strategy and remediate its control deficiencies, and the other risks described in the Company’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Actual results could differ materially from those expressed or implied. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Consent Revocation Statement. The Company undertakes no obligation to update any forward-looking statement except as required by law.

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HOUSEHOLDING CONSENT MATERIALS

The SEC’s rules permit the Company and intermediaries such as brokers to satisfy delivery requirements for consent-solicitation materials with respect to two or more stockholders sharing the same address by delivering a single set of materials to those stockholders, a practice known as “householding.” Stockholders who share an address and wish to receive separate copies, or who are receiving multiple copies and wish to receive a single copy, may so request by contacting the Company at 8707 Research Drive, Irvine, California 92618, Attention: Corporate Secretary. The Company will promptly deliver a separate copy of this Consent Revocation Statement to any stockholder at a shared address to which a single copy was delivered, upon request.

IMPORTANT

Your Board urges you NOT to sign any consent card sent to you by the Takeover Time Group. Whether or not you have previously signed a Takeover Time Group consent card, you have every right to revoke your consent. Please complete, sign, date and promptly return the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided. If you have any questions about the consent revocation process or require assistance, please contact [•], toll-free at [•] or by email at [•].

ADDITIONAL INFORMATION

You should rely only on the information contained in this Consent Revocation Statement and other solicitation materials issued by the Company and publicly filed by the Company with the SEC. The Company has not authorized anyone to provide you with information that differs from the information contained in these materials. This Consent Revocation Statement is dated [•], 2026. You should not assume that the information contained in this Consent Revocation Statement is accurate as of any date other than that date, and the mailing of this Consent Revocation Statement to stockholders does not create any implication to the contrary.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s other filings referred to in this Consent Revocation Statement by writing to the Company at 8707 Research Drive, Irvine, California 92618, Attention: Corporate Secretary. These documents are also available on the SEC’s website at www.sec.gov and on the Company’s investor relations website at https://cheetah-net.com/.

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APPENDIX A — CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Under applicable SEC rules and regulations, the Company, each of its directors and certain of its officers and employees may be deemed “participants” in the Company’s solicitation of consent revocations. The participants are the Company and its directors (Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng) and the Company’s executive officers. The business address of each participant is c/o Cheetah Net Supply Chain Service Inc., 8707 Research Drive, Irvine, California 92618.

Present principal occupation. The present principal occupation or employment of each director participant is set forth under “Information About the Current Directors of the Company.”

Beneficial ownership. The number of shares of the Company’s Common Stock beneficially owned by each participant is set forth under “Security Ownership of Certain Beneficial Owners and Management.” Except as described in this Consent Revocation Statement, no participant owns any securities of the Company of record that such participant does not own beneficially.

Transactions in the Company’s securities during the past two years. The following table sets forth all purchases and sales of the Company’s securities by the participants during the past two years.

Participant	Title	Date	Number of shares acquired / (disposed)	Transaction type
Huan Liu	Chairman, CEO and Interim CFO	12/03/2024	(45,938) Class A(1)	Sale of Class A Common Stock
Huan Liu	Chairman, CEO and Interim CFO	10/15/2025	144,000 Class B(1)	RSU Award
Huan Liu	Chairman, CEO and Interim CFO	06/15/2026	200,000 Class B(2)	Purchase of Class B Common Stock
Huan Liu	Chairman, CEO and Interim CFO	10/09/2026	100,000 Class B	Purchase of Class B Common Stock
Xianggeng Huang	Director	09/30/2025	4,687 Class A(1)	RSU Award

(1) The number of shares acquired / (disposed) has not been retroactively adjusted to reflect the 1-for-200 reverse stock split in April 2026 and the 1-for-150 reverse stock split in September 2026.

(2) The number of shares acquired has been retroactively adjusted to reflect the 1-for-200 reverse stock split in April 2026, but has not been retroactively adjusted to reflect the 1-for-150 reverse stock split in September 2026.

Miscellaneous information concerning participants. Except as described in this Consent Revocation Statement or the appendices: (i) no participant or associate of a participant beneficially owns, directly or indirectly, any securities of the Company or any parent or subsidiary of the Company; (ii) no participant owns any securities of the Company of record but not beneficially; (iii) no participant has purchased or sold any securities of the Company within the past two years using borrowed funds or funds otherwise obtained for the purpose of acquiring or holding the securities; (iv) no participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including any joint venture, loan or option arrangement, put or call, guarantee against loss or of profit, division of losses or profits, or the giving or withholding of proxies); and (v) no participant and no associate of a participant has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

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PRELIMINARY COPY — SUBJECT TO COMPLETION

WHITE CONSENT REVOCATION CARD

CHEETAH NET SUPPLY CHAIN SERVICE INC.

THIS CONSENT REVOCATION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a holder of record of shares of common stock of Cheetah Net Supply Chain Service Inc. (the “Company”) as of the close of business on October 19, 2026 (the “Record Date”), hereby revokes any and all consents that the undersigned may previously have given with respect to the proposals set forth below in connection with the solicitation of written consents by Takeover Time 2026 LLC and the other members of the Takeover Time Group (the “Takeover Time Consent Solicitation”).

The Board of Directors recommends that you mark “REVOKE MY CONSENT” as to each of the proposals below.

Proposal	REVOKE MY CONSENT	DO NOT REVOKE MY CONSENT	ABSTAIN
Proposal 1 — Board Size Proposal (amend Section 3.2 of the Bylaws to fix the number of directors at five)	☐	☐	☐
Proposal 2 — Removal Proposal (remove, without cause, Huan Liu, Xianggeng Huang, Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng, and any other covered director)	☐	☐	☐
Proposal 3 — Election Proposal (elect Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin)	☐	☐	☐

If this WHITE Consent Revocation Card is signed and dated but no box is marked for one or more proposals, the undersigned will be deemed to have revoked any previously delivered consent as to each such proposal, in accordance with the recommendation of the Board of Directors. A revocation withdraws a prior consent and is not a consent to, or vote in favor of, any proposal or any director.

Dated: ____________________, 2026

Signature: ________________________

Signature (if held jointly):
________________________

Title or authority (if applicable):
________________________
Please sign exactly as your name(s) appear(s) on your share certificate(s) or on the records of the Company. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title. If shares are held jointly, each holder should sign. If a corporation or partnership, please sign in the full entity name by an authorized officer.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS WHITE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.